                                                                    EXHIBIT 99.1

                                             FOR:  SKILLSOFT PLC

                                                   COMPANY CONTACT:
                                                   Tom McDonald
                                                   Chief Financial Officer
                                                   (603) 324-3000, x4232

                                                   INVESTOR CONTACTS:
                                                   Michael Polyviou/Kirin Smith
                                                   FD Morgen-Walke
                                                   (212) 850-5600

   SKILLSOFT REPORTS FOURTH QUARTER RESULTS; REVENUE OF $42.9 MILLION IN LINE
       WITH PREVIOUS ESTIMATES; YEAR-END BACKLOG EXCEEDS $135 MILLION OR
                         70% OF FY 04 REVENUE ESTIMATE

NASHUA, NH, MAY 22, 2003 - SkillSoft PLC (NASDAQ: SKIL), a leading provider of e-Learning courseware and Referenceware(R) for business and IT professionals, today announced financial results for its fiscal fourth quarter and year ended January 31, 2003.

FOURTH QUARTER RESULTS

The Company reported total revenue of $42.9 million for the fourth quarter of the fiscal year ended January 31, 2003 (fiscal 2003), which represented a 182% year-over-year increase from $15.2 million in the fiscal 2002 fourth quarter. Gross margin was 88% for its fiscal 2003 fourth quarter compared to 84% for its fiscal 2003 third quarter and 94% in the fourth quarter of fiscal 2002.

The Company's net loss was $269.8 million, or $2.71 per basic and diluted share for its fiscal 2003 fourth quarter. This net loss includes a goodwill impairment charge of $250.1 million or $2.51 per basic and diluted share, a restructuring charge of $7.6 million or $0.08 per basic and diluted share, and costs in connection with the pending restatement of the historical SmartForce financial statements of $5.1 million or $0.05 per basic and diluted share. The net loss excluding the goodwill impairment charge, the restructuring charges and restatement-related expenses was $7.2 million, or $0.07 per basic and diluted share for the quarter ended January 31, 2003. For the year ago period, the Company had a net profit of $0.9 million, or $0.02 per basic and diluted share.

"Although 2003 was a challenging year, we will all look back and agree that this was an important period for SkillSoft," commented Chuck Moran, President and Chief Executive Officer. "Despite the difficult macro-economic environment and the disruption associated with geo-political events, we took advantage of a great opportunity to strategically merge with a recognized industry leader - allowing SkillSoft to secure its position as a leading content focused e-Learning solutions provider to the market. Our focus going forward is to build upon this foundation and to ensure that enterprises continue to turn to SkillSoft for their e-Learning needs."

Research and development expenses for the fourth quarter ended January 31, 2003 exceeded SkillSoft prior estimates by $3.0 million due to additional expenses relating to commitments and deliveries of outsourced partners product translations, title production and development contract services that were concluded and paid for by the Company earlier than expected. The Company also incurred $1.5 million of incremental R&D expenses in the fourth quarter relating to acquired customer contracts and product obligations assumed in the merger. These incremental R&D expenses will continue over the next four quarters until these customer obligations are complete. The Company expects these incremental R&D expenses will be approximately $16.0 million or $0.16 per share for the fiscal year ending January 31, 2004.

For the fourth quarter ended January 31, 2003, the Company incurred $5.1 million of expenses relating to the pending restatement and audit of the historical financial statements of SmartForce PLC. Management expects these charges to continue and potentially increase for the fiscal year ended January 31, 2004.

The Company incurred approximately $2.3 million of G&A expenses in the quarter for litigation related costs and expects that these costs will continue for the next four quarters.

SkillSoft achieved its net days sales outstanding (DSO) targeted range in the quarter. On a net basis, which considers only receivable balances for which revenue has been recorded, DSO decreased to 33 days in the fiscal 2003 fourth quarter as compared to 34 days in the year ago period and 71 days in the third quarter of fiscal 2003. On a gross basis, which considers all items billed as receivables, DSOs were 141 days in the fourth quarter of 2003 compared to 106 days in the year ago quarter and 162 days in the third quarter of fiscal 2003. The Company is now below the net DSO historical target range (45 to 60 days) and will continue to work to maintain that DSO within or below that targeted range.

In order to adequately assess the Company's collection efforts, taking into account the seasonality of the company's business, the Company believes that it is most useful to compare current period DSOs to the prior year period. Given the quarterly seasonality of bookings, the deferral from revenue of subscription billings may increase or decrease the DSO on sequential quarterly comparisons.

FISCAL YEAR RESULTS

For the fiscal year ended January 31, 2003, SkillSoft reported revenue of $101.5 million as compared to $44.3 million in the fiscal year ended January 31, 2002. The net loss for fiscal 2003 was $283.9 million, or $4.40 per basic and diluted share compared to the net loss of $9.6 million, or $0.27 per basic and diluted share for the prior period ending January 31, 2002.

The Company had deferred revenue of $109 million as of January 31, 2003. This number exceeded the Company's expectations due to improved renewal rates in the fourth quarter as compared to the third quarter, and strong new billing in the fourth quarter. These new billings, relating to acquired and expanded product offerings for multi-modal learning (MML) customers, resellers and product/service bundle customers, conform to the SkillSoft subscription-based revenue recognition model, which increases future revenue visibility.

The Company's dollar weighted renewal rate was 55% for the year ended January 31, 2003, compared to 80% for the prior year, reflective of the current environment of reduced training budgets, cautious corporate spending, competition, and customer satisfaction. Customers upgraded their annual dollar commitment to the Company by an average of 128% for the year ended January 31, 2003, compared to 135% for the prior year. The Company's sales force increased to 199 at fiscal year-end compared to 91 at January 31, 2002.

At January 31, 2003, the Company's 12-month non-cancelable revenue backlog was over $135 million, which represents greater than 70% of the Company's revenue expectations for fiscal year 2004. SkillSoft had approximately $125 million in cash and investments, and no debt as of January 31, 2003.

OUTLOOK

For the fiscal year ending January 31, 2004, the Company is currently anticipating revenue to be between $185 and $190 million. The upper end of this range is slightly lower than the Company's prior expectation of $185 million to $195 million, due primarily to conforming billing practices to the SkillSoft subscription-based revenue recognition model, resulting in the recognition of revenue over a longer period of time than previously expected. Quarterly revenue distribution for 2004, Q1 to Q4, is targeted at 21%, 23%, 27%, 29% of the annual range, respectively.

The Company currently anticipates its net loss for fiscal 2004 to be between to $0.22 and $0.23 per basic and diluted share. Compared to the Company's previous expectations for fiscal year 2004 earnings the net loss per share includes an additional $1.5 million or $0.02 per basic and diluted share of G&A expenses to prepare for the attestation report on internal controls that will be required under Section 404 of the Sarbanes-Oxley Act and address deficiencies in controls and procedures identified as a result of the integration effort as well as an increased tax liability estimate of $1.6 million or $0.02 per basic and diluted share. In addition, the expected net loss includes merger-related customer obligation R&D charges of approximately $16 million or $0.16 per basic and diluted share, and estimated restatement-related costs of approximately $14.0 million or $0.14 per basic and diluted share.

The following table itemizes the incremental expenses that were not reflected in the Company's previous expectations for fiscal 2004 net income of between $0.11 and $0.13 per share.

---------------------------------------------------------------
Expense Category                        Total ($MM)  Per Share
---------------------------------------------------------------
Merger-related R&D Expenses               $ 16.0      $ (0.16)
---------------------------------------------------------------
Restatement-related Expenses              $ 14.0      $ (0.14)
---------------------------------------------------------------
G&A Expenses                              $  1.5      $ (0.02)
---------------------------------------------------------------
Tax Liability                             $  1.6      $ (0.02)
---------------------------------------------------------------
---------------------------------------------------------------
Total Incremental Expenses                $ 33.1      $ (0.34)
---------------------------------------------------------------

The Company reported net loss and net loss per share for fiscal 2003 in accordance with Generally Accepted Accounting Principles (GAAP) and on a pro forma basis because it believes the pro forma presentation provides investors with a useful view of the Company's operating results by isolating special charges and describing the company's performance without them. A reconciliation of the reported pro forma net loss to the GAAP net loss appears in the financial tables of this news release.

CONFERENCE CALL

SkillSoft will be hosting a conference call to discuss earnings on Friday, May 23rd at 1:00PM EDT. To participate in the conference call, local and international callers can dial 952-556-1517. The live conference call will be available via the Internet by accessing the SkillSoft Web site at www.skillsoft.com. Please go to the Web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

A replay will be available approximately one hour after the call, until 11:59 p.m. EDT on May 30, 2003. The replay number is 703-326-3020, passcode: 146791. A web cast replay will also be available on the Company's web site at www.skillsoft.com.

ABOUT SKILLSOFT

SkillSoft is a leading provider of e-learning courseware and referenceware for business and IT professionals. SkillSoft products and services are designed to accelerate the ability of today's workforce to master the business and technology skills required for competitive success. The Company currently has more than 2,800 corporate customers worldwide and more than 4.5 million licensed users.

SkillSoft focuses on meeting the comprehensive business skills and information technology learning needs of professionals in Global 5000 organizations through a comprehensive range of content-focused, e-learning solutions, including:

     - Business Skills Library: More than 1,600 courseware and simulation titles encompassing professional effectiveness, management/leadership, project management, sales & customer-facing skills, business strategy/operations, finance, human resources, safety/health and financial services industry. Courses feature strong visual design; a focus on instructional objectives at the application and analysis levels; learner interactivity and reinforcement through RolePlays, SkillSimulations, and case studies; and pre- and post-course assessments with prescriptive learning capabilities.

     - IT Skills and Certification Library: More than 2,800 course titles encompassing software development, operating systems and server technologies, Internet and network technologies, enterprise database systems, web design, and desktop computer skills. The IT library also supports more than 40 certification programs.

     - ITPro and Business Pro Referenceware: More than 2,500 unabridged IT and business books and reports are available to online subscribers through SkillSoft's subsidiary, Books24x7. A unique, patent-pending search engine gives subscribers the ability to perform multi-level searches.

SkillSoft customers include organizations such as: First Union, Clarica (Canada), Fluor Corporation, Verizon, U.S. Army, Deloitte Consulting, Raytheon, IBM, Internal Revenue

Service, Lockheed Martin, Microsoft, Army National Guard, Dell Computers, Qwest, Department of Transportation, NEC America, British Telecom and Wells Fargo.

For more information, visit www.skillsoft.com.

SkillSoft, SkillPort, RolePlay, Search-and-Learn, Accelerated Path, and e-Learning for the Knowledge Economy are trademarks and/or servicemarks of SkillSoft Corporation. Referenceware is a servicemark of Books24x7.com, Inc. All brand names, trademarks, or registered trademarks are the property of their respective holders.

This release includes information that constitutes forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include difficulties in integrating the organizations of SmartForce and SkillSoft, competitive pressures, changes in customer demands or industry standards, adverse economic conditions, loss of key personnel, litigation and other matters disclosed under the heading "Future Operating Results" in the SkillSoft's most recent Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission. The forward-looking information provided in this press release represents the Company's views as of May 22, 2003. The Company anticipates that subsequent events and developments may cause its views to change. However, while the Company may elect to update this forward-looking information at some point in the future, the Company specifically disclaims any obligation to do so. This forward-looking information should not be relied upon as representing the Company's views as of any date subsequent to the date of this release.

                                       ###

                         SKILLSOFT PLC AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                              THREE MONTHS ENDED                    TWELVE MONTHS ENDED
                                                                  JANUARY, 31                            JANUARY, 31
                                                      --------------------------------        --------------------------------
                                                       (UNAUDITED)        (UNAUDITED)
                                                          2003                2002                2003                2002
                                                      ------------        ------------        ------------        ------------

Revenues                                              $     42,914        $     15,223        $    101,470        $     44,271
Cost of Revenues                                             4,988                 907              11,548               2,552
                                                      ------------        ------------        ------------        ------------
    Gross margin                                            37,926              14,316              89,922              41,719

Operating expenses:
    Research and development                                14,218               4,213              29,104              17,698
    Selling and marketing                                   21,107               7,488              52,691              27,602
    General and administrative                               6,735               2,024              17,914               7,199
    Amortization of stock-based compensation                   496                 184               1,634                 793
    Amortization of intangible assets                        2,696                  84               4,683                  27
    Impairment charge                                      250,107                  --             250,107                  --
    Restructuring and other non-recurring items             12,679                                  19,286                  --

Total operating expenses                                   308,038              13,993             375,419              53,319

Other income (expense,) net                                   (154)                                   (282)                150
Interest income, net                                           703                 603               2,165               1,810
                                                      ------------        ------------        ------------        ------------
    Loss before provision for income taxes                (269,563)                926            (283,614)             (9,640)

Provision for income taxes                                    (383)                 --                (383)                 --
                                                      ------------        ------------        ------------        ------------

Net income/(loss)                                     $   (269,946)       $        926        $   (283,997)       $     (9,640)
                                                      ============        ============        ============        ============


Net loss per share, basic                             $      (2.71)       $       0.02        $      (4.40)       $      (0.27)
                                                      ============        ============        ============        ============

Basic and diluted weighted average ordinary
  shares outstanding                                    99,590,000          41,581,000          64,472,000          35,324,000
                                                      ============        ============        ============        ============


Pro Forma Net loss per share Reconciliation

    Net income/(loss)                                     (269,946)                               (283,997)
    Less:
    Impairment charge                                      250,107                                 250,107
    Restructuring and other non-recurring items
        Restructuring Expenses                               7,571                                  14,178
        Restatement Expenses                                 5,108                                   5,108

                                                      ------------                            ------------
    Net income/(loss)                                       (7,160)                                (14,604)
                                                      ============                            ============

    Net loss per share, basic                                (0.07)                                  (0.23)
                                                      ============                            ============

                                  SKILLSOFT PLC
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)

                                                           JANUARY 31,    JANUARY 31,
                                                              2002           2003
                                                           -----------    -----------
ASSETS

CURRENT ASSETS:
    Cash, cash equivalents and short term investments       $ 68,946       $125,031
    Accounts receivable, net                                  17,963         66,892
    Prepaid expenses and other current assets                  1,449         19,401
                                                            --------       --------

Total current assets                                        $ 88,358       $211,324

    Property and equipment, net                                2,585         11,964
    Goodwill                                                  46,728        119,427
    Acquired intangible assets, net                            1,973         34,290
    Long term investments                                     13,786            633
    Other assets                                                  28            499
                                                            --------       --------

Total assets                                                $153,458       $378,137
                                                            ========       ========


LIABILITIES AND STOCKHOLDERS' EQUITY(DEFICIT)

CURRENT LIABILITIES:

    Accounts payable                                        $  5,717       $ 10,672
    Accrued expenses                                          11,367         59,821
    Deferred revenue                                          22,624        109,009
                                                            --------       --------

    Total current liabilities                                 39,708        179,502

    Total long term liabilities                                   --          7,548

    Total stockholder's equity                               113,750        191,087
                                                            --------       --------

    Total liabilities and shareholders'
      equity (deficit)                                      $153,458       $378,137
                                                            ========       ========